Exhibit 99.1

        5300 Town and Country Blvd., Suite 500
        Frisco, Texas 75034
        Telephone: (972) 668-8834
        Contact: Gary H. Guyton
        Director of Planning and Investor Relations
        Web Site:  www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES 47% INCREASE IN
PROVED OIL AND GAS RESERVES
AS OF DECEMBER 31, 2016

FRISCO, TEXAS, January 26, 2017 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE:CRK) announced today that its proved oil and natural gas reserves as of December 31, 2016 were estimated at 7.3 million barrels of crude oil and 872 billion cubic feet ("Bcf") of natural gas or 916 billion cubic feet of natural gas equivalent ("Bcfe") as compared to total proved reserves of 365 Bcfe as of December 31, 2015.  In 2016 Comstock was able to replace its production by 667% and grow its proved reserves by 47%.

Of the proved reserves at December 31, 2016, 40% are classified as proved developed and 98% are operated by Comstock.  The present value, using a 10% discount rate, of the future net cash flows before income taxes of the proved reserves (the "PV-10 Value") was approximately $431 million, using average first of the month 2016 prices of $2.29 per Mcf for natural gas and $37.62 per barrel for oil.  The oil and natural gas prices used in determining the 2016 year-end proved reserve estimates were 20% lower for oil and 2% lower for natural gas as compared to 2015 average prices.  Utilizing NYMEX prices of $55 per barrel of oil and $3.50 per Mcf of natural gas, held constant over time and adjusted for the Company's differentials, the PV-10 Value of Comstock's proved oil and gas reserves would approximate $886 million.

The following table reflects the changes in the proved reserve estimates since the end of 2015:

	Oil (MBBLs)	Natural Gas (Bcf)	Total (Bcfe)
Proved Reserves at December 31, 2015	9,229	569.6	625.0
Production	(1,388)	(53.7)	(62.0)
Extensions and discoveries	64	285.1	285.5
Divestitures	(222)	(58.9)	(60.3)
Price-related revisions	(1,540)	(6.5)	(15.7)
Performance-related revisions	1,134	136.9	143.6

Proved Reserves at December 31, 2016	7,277	872.5	916.1

Comstock produced 62 Bcfe or 169 million cubic feet equivalent ("MMcfe") per day during 2016.  Natural gas production in 2016 grew 13% to 53.7 Bcf while oil production decreased by 55% to 1.4 million barrels.  Natural gas comprised 87% of Comstock's 2016's total production as compared to 72% in 2015.  Production in the fourth quarter of 2016 was 14 Bcfe or 153 MMcfe per day which was comprised of 3,217 barrels of oil and 133 MMcf of natural gas.  The production decline in the fourth quarter was primarily attributable to the suspension of the drilling program in June 2016 which was later restarted in the fourth quarter, the Company's divestiture of certain natural gas properties in the fourth quarter, and the shut-in of certain of the Company's Haynesville shale production for offset completion activity.

The significant growth in proved reserves was attributable to the Company's successful Haynesville shale drilling program and the improvement in the Company's financial condition resulting from the debt exchange offer it completed in September 2016.  Despite a limited drilling budget in 2016, Comstock added 285.5 Bcfe of new reserves primarily related to its Haynesville shale properties.  In addition, the Company experienced 143.6 Bcfe in upward revisions primarily related to the Haynesville shale properties included in proved reserves at the end of 2015.  The strong performance of the Haynesville shale wells drilled in 2015 and 2016 supported the increase in proved reserves.  At the end of 2015, the Company's proved reserves only included 30.3 net proved undeveloped locations related to its Haynesville shale properties.  The 2016 proved reserves include 51.9 net proved undeveloped locations reflecting the Company's increased drilling budget for 2017 and future years.

Comstock spent $59.5 million for its drilling activities in 2016.  Comstock drilled 13 wells (7.9 net) in 2016; 11 (7.8 net) of the wells were Haynesville shale wells drilled in North Louisiana with the remaining two (0.1 net) non-operated Eagleford shale wells.  Six (5.8 net) of the wells drilled in 2016 were also completed.  The remaining seven (2.1 net) wells will be completed in 2017.  Comstock's 2016 "all-in" finding costs came in at approximately $0.14 per Mcfe.

Comstock plans to drill 20 (15.5 net) additional Haynesville shale wells in 2017 and complete the 2016 wells at an estimated capital outlay of $142.9 million.  Comstock has budgeted an additional $7.0 million for other non-drilling expenditures.  Comstock also has tentatively budgeted an additional $17.6 million for two (1.7 net) Bossier shale wells that may be drilled in late 2017 depending on natural gas prices.  These wells would further prove up the Bossier shale potential of its properties demonstrated by the successful Jordan well drilled in 2015.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.